Exhibit 10.5

RESTRICTED STOCK AWARD AGREEMENT
June 29, 2018 Performance-Based Award (“eps as adjusted”)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made effective and entered into as of June 29, 2018, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and ______________________ (the “Grantee”).

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended (the “Plan”), the Committee that administers the Plan has the authority to grant Awards under the Plan to employees of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, during Grantee’s employment, and based on Grantee’s position with the Company and/or its Affiliates, Grantee has acquired and will continue to acquire, by reason of Grantee’s position, substantial knowledge of the operations and practices of the business of the Company and/or its Affiliates; and

WHEREAS, the Company desires to assure that, to the extent and for the period of Grantee’s service and for a reasonable period thereafter, the confidentiality of the Company’s and its Affiliates’ trade secrets and proprietary information be maintained, and the Company’s and its Affiliates’ goodwill and other legitimate business interests be protected, each of which could be compromised if any competitive business were to secure Grantee’s services; and

WHEREAS, the Committee has determined that the Grantee be granted a Restricted Stock Award under the Plan for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.

Grant of Award.  The Grantee is hereby granted a Restricted Stock Award under the Plan (this “Award”), subject to the terms and conditions hereinafter set forth, with respect to a maximum ________________________________________________(__________) restricted shares of Common Stock.  Restricted shares of Common Stock covered by this Award (the “Performance-Based Shares”) shall be represented by a stock certificate registered in the Grantee’s name, or by uncertificated shares designated for the Grantee in book-entry form on the records of the Company’s transfer agent, in each case subject to the restrictions set forth in this Agreement.  Any stock certificate issued shall bear the following or a similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended, and the Restricted Stock Award Agreement entered into between the registered owner and Pier 1 Imports, Inc.  A copy of such plan and agreement is on file in the offices of Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.”

Any Common Stock certificates or book-entry uncertificated shares evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to any certificated restricted shares of Common Stock covered by this Award.

2.

Transfer Restrictions.  Except as expressly provided in this Agreement and the Plan, this Award and the Performance-Based Shares are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, or upon the levy of any such process, this Award shall immediately become null and void and the Performance-Based Shares shall be forfeited.

3.	Restrictions.

(a) Certain Definitions and Phrases. For purposes of this Award, the term or phrase means as follows:

“Cause” means the occurrence of any of the following events:

(i)

refusal by Grantee to follow a lawful direction of any superior officer of the Company or an Affiliate, provided the direction is not materially inconsistent with the duties or responsibilities of Grantee’s position;

(ii)	performance deficiencies which are communicated to Grantee in writing as part of performance reviews and/or other written communications from any superior officer of the Company or an Affiliate;

(iii)	willful misconduct or reckless disregard by Grantee of Grantee’s duties or of the interest or property of the Company or its Affiliates;

(iv)	any act by Grantee of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate; or

(v)	conviction by Grantee of a felony.

The phrase “EPS as adjusted” means the Company’s earnings per share reported in accordance with generally accepted accounting principles (GAAP) adjusted for specified significant unusual or non-recurring or recurring non-cash items or events as provided in the Plan for a given fiscal year period.

“Good Reason” means the occurrence of all of the events listed in either (i) or (ii) below:

(i)

a material diminution of Grantee’s responsibilities as modified by the Company or an Affiliate from time to time hereafter, such that Grantee would no longer have responsibilities substantially equivalent to those of similarly situated employees at companies with similar revenues and market capitalization; provided that Grantee gives written notice to the Company of the facts and circumstances constituting such material diminution within ten (10) days following the occurrence of such event; the Company or Affiliate fails to remedy such material diminution within ten (10) days following Grantee’s written notice of such event; and Grantee terminates employment within ten (10) days following the Company’s or Affiliate’s failure to remedy such material diminution; or

(ii)

the Company or an Affiliate materially reduces Grantee’s base salary without Grantee’s consent, unless the reduction is applied equally, expressed as percentage of base salaries, to all similarly situated employees; provided that Grantee gives written notice to the Company within ten (10) days following Grantee’s receipt of the notice of reduction in base salary of Grantee’s objection to the reduction; the Company or Affiliate fails to rescind the notice of reduction within ten (10) days following Grantee’s written notice; and Grantee terminates employment within ten (10) days following the Company’s or Affiliate’s failure to rescind the notice.

“Measurement Period” means, collectively, each of the Company’s three (3) fiscal years beginning on and including March 4, 2018 and ending on and including March 2, 2019 (“Fiscal 2019”); beginning on and including March 3, 2019 and ending on and including February 29, 2020 (“Fiscal 2020”); and beginning on and including March 1, 2020 and ending on and including February 27, 2021 (“Fiscal 2021”).

(b) Vesting.  The target amount of Performance-Based Shares under this Award is ______________ (_____________) Performance-Based Shares (the “Target Performance-Based Shares”). Grantee shall have the opportunity to earn a payout percentage of the total Target Performance-Based Shares for each Measurement Period as shown on the table set forth in Section 12 hereof; provided further, that Grantee must be employed by the Company or an Affiliate on the date of filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the Company’s fiscal year ending February 27, 2021, in order for the restrictions on the Performance-Based Shares covered by this Award to lapse (in whole or in part, as earned), subject to the other terms and conditions of this Agreement. Any fractional shares created by such vesting will be rounded down to the nearest whole share.

The determination by the Committee with respect to the achievement of EPS as adjusted in any Measurement Period shall be effective upon the filing of the Company’s Annual Report on Form 10-K with the SEC for the fiscal year corresponding with the Measurement Period.

(c) Corporate Change. A pro rata portion of the restrictions on the Target Performance-Based Shares shall lapse and such pro rata portion of shares shall vest upon (i) a Corporate Change (as defined in the Plan) AND (ii) the occurrence of one of the following: (a)

the Performance-Based Shares covered by this Award are not assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change, or (b) the Performance-Based Shares covered by this Award are assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change and the termination of Grantee’s employment by the Company (or the surviving or acquiring entity) without Cause or Grantee’s resignation for Good Reason occurs within one year after the effective date of the Corporate Change. The pro rata portion of shares under this Section 3(c) shall be calculated based on the portion of the collective three-year Measurement Period that has elapsed at the time of vesting associated with a Corporate Change.

(d) Termination of Employment.  Upon termination of employment of the Grantee with the Company or any Affiliate of the Company (or the successor of any such company) for any reason other than as specified in Section 3(c) above, the Grantee shall forfeit all rights in the Performance-Based Shares to the extent not vested, and the ownership of such shares shall immediately vest in the Company.  For purposes of this Award, no termination of Grantee’s employment shall occur as a result of the transfer of Grantee between the Company and any Affiliate or as a result of the transfer of the Grantee between two Affiliates.  The cessation of a relationship between the Company and an Affiliate with which the Grantee is employed whereby such company is no longer an Affiliate shall constitute a termination of employment of the Grantee.

4.

Voting and Dividend Rights.  With respect to the Performance-Based Shares for which the restrictions have not lapsed, the Grantee shall have the right to vote such shares, but shall not receive any cash dividends paid with respect to such shares.  Any dividend or distribution payable with respect to the Performance-Based Shares that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any other form of dividend or distribution payable on shares of the Performance-Based Shares, and any consideration receivable for or in conversion of or exchange for the Performance-Based Shares, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement, with such modifications thereof as the Committee may provide in its absolute discretion.

5.

Distribution Following End of Restrictions.  Upon expiration of the restrictions provided in Section 3 hereof as to the Performance-Based Shares, the Company in its sole discretion will either cause a certificate evidencing such amount of Common Stock to be delivered to the Grantee (or in the case of the Grantee’s death after such events cause such certificate to be delivered to the Grantee’s legal representative, beneficiary or heir) or provide book-entry uncertificated shares designated for the Grantee (or, in the case of the Grantee’s death after such events, provide book-entry uncertificated shares designated for Grantee's legal representative, beneficiary or heir) on the records of the Company's transfer agent free of the legend or restriction regarding transferability, as the case may be; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock.  All Performance-Based Shares which do not vest as provided in Section 3 hereof shall be forfeited by the Grantee along with all rights thereto, and the ownership of such shares shall immediately vest in the Company.

6. Covenants Not to Disclose, Solicit or Compete.

(a) Non-Disclosure of Confidential Information and Return of Property.

(i)

Grantee acknowledges that: (A) the Company and its Affiliates are engaged in a continuous program of research and development respecting their activities, business and customers throughout the United States and the countries in which they operate or conduct business (the foregoing, together with any other businesses in which the Company and/or its Affiliates engage from the date hereof to the date of the termination of Grantee’s employment with the Company and/or any of its Affiliates to be known as the “Company Business”); (B) Grantee’s work for and position with the Company and/or  its Affiliates has allowed Grantee, and will continue to allow Grantee, access to trade secrets of, and Confidential Information (as defined below) concerning the Company Business; (C) the Company would not have agreed to grant the Grantee this Award but for the agreements and covenants contained in this Agreement; and (D) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and/or its Affiliates have expended significant resources to develop.  The Company agrees and acknowledges that, on or following the date of this Agreement, the Company and/or its Affiliates will provide Grantee with one or more of the following: (X) continued and ongoing authorization through computer passwords or by other means to access Confidential Information regarding the Company, its Affiliates and the Company Business; (Y) authorization to represent the Company and/or its Affiliates in communications with customers, suppliers, vendors, manufacturers, agents and other third parties to promote the goodwill of the Company Business, all in accordance with generally applicable policies of the Company and/or its Affiliates; and (Z) participation in certain restricted access meetings, conferences or training relating to Company Business and the Grantee’s position with the Company and/or its Affiliates.  Grantee understands and agrees that if Confidential Information were used in competition against the Company and/or its Affiliates, the Company and/or its Affiliates would experience serious harm and the competitor would have a unique advantage against the Company and/or its Affiliates.

(ii)

Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any person or entity other than the Company and/or its Affiliates, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company and/or its Affiliates to receive such Confidential Information.  This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information.  Grantee further agrees that Grantee shall fully cooperate with the Company and/or its Affiliates in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s and/or its Affiliates’ rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.  Anything herein to the contrary notwithstanding, Grantee shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company and/or its Affiliates may seek an appropriate protective order prior to any such required disclosure by Grantee; (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company and/or its Affiliates to make any such reports or disclosures and shall not be required to notify the Company and/or its Affiliates that Grantee has made such reports or disclosures; (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (D) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii)

“Confidential Information” means any and all data and information relating to Company Business that (A) is disclosed to Grantee or of which Grantee becomes aware as a consequence of Grantee’s employment with the Company and/or its Affiliates; (B) has value to the Company and/or its Affiliates; and (C) is not generally known outside of the Company and/or its Affiliates.  Confidential Information shall include, but is not limited to the following types of information regarding, related to, or concerning the Company and/or its Affiliates: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; listings of customers, buying agents, vendors and manufacturers; customer, buying agent, vendor and manufacturer files, data and financial information; details of customer, buying agent, vendor and manufacturer contracts; current and anticipated customer, buying agent, vendor and manufacturer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information.  Confidential Information also includes combinations of information or materials which individually may be generally known outside of the Company and/or its Affiliates, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company and/or its Affiliates.  In addition to data and information relating to the Company and/or its Affiliates, Confidential Information also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company and/or its Affiliates by such third party, and that the Company and/or its Affiliates has a duty or obligation to keep confidential.  This definition shall not limit any definition of confidential information or any equivalent term under state or federal law.  Confidential Information shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company and/or its Affiliates.

(iv)

Grantee agrees that Grantee will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the date that Grantee’s employment with the Company and/or its Affiliates shall terminate for any reason (the “Date of Termination”), or at any other time the Company requests such return, any and all property of the Company and/or its Affiliates that is in Grantee’s possession or subject to Grantee’s control, including, but not limited to, customer, buying agent, vendor and manufacturer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and/or its Affiliates and its business (regardless of form, but specifically including all electronic files and data of the Company and/or its Affiliates), together with all Confidential Information belonging to the Company and/or its Affiliates or that Grantee received from or through Grantee’s employment with the Company and/or its Affiliates.  Grantee will not make, distribute, or retain copies of any such information or property.  To the extent that Grantee has electronic files or information in Grantee’s possession or control that belong to the Company or its Affiliates or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company and/or its Affiliates requests, Grantee shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company and/or non-Affiliate owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, so that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(b) Non-Solicitation of Employees and Independent Contractors.  During Grantee’s employment with the Company and/or its Affiliates and for twelve (12) months following the Date of Termination, Grantee will not, directly or indirectly, whether on Grantee’s own behalf or as a principal or representative of any other person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company and/or its Affiliates with whom Grantee had any contact whatsoever during Grantee’s employment to terminate his or her employment or other relationship with the Company and/or its Affiliates or to enter into employment or any other kind of business relationship with Grantee or any other person or entity.

(c)Non-Competition.  In return for the Company’s and its Affiliates’ promise to provide Grantee with access to and use of its Confidential Information (as described in Section (6)(a)(i)-(iii) above), during Grantee’s employment with the Company and/or its Affiliates and for twelve (12) months following the Date of Termination, Grantee will not, within the Restricted Area, directly or indirectly, engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company, in the same or similar type capacity as Grantee was employed by Company. For purposes of this subsection 6(c), a business shall be deemed a “competitor” of the Company if it engages in the commerce of a Home Fashions or Furniture Business or is a Home Décor Division of a Business, whether through stores (retail or wholesale), on-line e-commerce or any combination thereof.

(i)The term “Restricted Area” shall mean the United States unless, during the last two (2) years of Grantee’s employment, Grantee’s employment responsibilities include a different geographic territory and Grantee’s access to Confidential Information is restricted to such different geographic territory, in which case the term “Restricted Area” shall mean such different geographic territory.

(ii)  The term “Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that primarily engages in the sale, marketing, distribution, manufacturing or design of merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company and/or its Affiliates during the Grantee’s employment.  By way of illustration, a “Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Williams-Sonoma, Inc., Pottery Barn, Inc., Tuesday Morning Corporation, and Bed, Bath & Beyond, Inc. and stores under the names “World Market,” “Cost Plus,” “Cost Plus World Market,” “Crate & Barrel,” “Home Goods,” “Home Sense, “IKEA,” “Wayfair,” “Hayneedle,” and “At Home.”

(iii)The term “Home Décor Division of a Business” shall mean a category, division, branch, or unit of a business (however organized or conducted, including any on-line e-commerce operations, specialty retailer, big box retailer or department store) that engages in the sale, marketing, distribution, manufacturing or design of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company and/or its Affiliates during the Grantee’s employment.  By way of illustration, a “Home Décor Division of a Business” shall include the home furnishings, home décor or other similar home-related category, division, branch, or unit of The TJX Companies, Inc., Ross Stores, Inc., J.C. Penney Company, Inc., Target Corporation, The Michaels Companies, Inc., The Container Store Group, Inc., Amazon.com, Inc., and Neiman Marcus Group LTD LLC.

(iv) The Company may from time to time prior to, and during the thirty (30) days following, any Date of Termination, by written notice to the Grantee, for purposes of clarification, add to the list of illustrative examples of a Home Fashions or Furniture Business or a Home Décor Division of a Business set forth in this subsection 6(c) the names of other companies or businesses meeting the definitions of such terms.

(d)Enforcement of Protective Covenants.

(i)The parties specifically acknowledge and agree that the remedy at law for any breach of the restrictions in Section 6 of this Agreement (the “Protective Covenants”) will be inadequate, and that in the event Grantee breaches, or threatens to breach, any of the Protective Covenants, the Company and/or its Affiliates shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  Grantee understands and agrees that if Grantee violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of effectiveness of the Protective Covenants.  Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.  The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Agreement or any other event or transaction.

(ii)Grantee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects and is no greater than necessary to protect the Company Business.  The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law.  Each of the Protective Covenants shall be considered and construed as a separate and independent covenant.  Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant.  If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company Business,  and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

7.

Disclosure of Agreement. Grantee acknowledges and agrees that, during the twelve (12) months following the Date of Termination, Grantee will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Grantee further agrees that the Company and/or any of its Affiliates shall have the right to make any such prospective employer, business partner, investor or lender of Grantee aware of the existence and terms of this Agreement.

8.

Tax Withholding.  The obligation of the Company to deliver any certificate or book-entry uncertificated shares to the Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from the Grantee of any minimum withholding taxes required as a result of the grant of the Award or lapsing of restrictions thereon.  The Grantee may satisfy all or part of such withholding tax obligation by electing to require the Company to purchase that number of unrestricted shares of Common Stock designated by the Grantee at a price equal to the Fair Market Value on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the first preceding day on which trading occurred.  The Company shall have the right, but not the obligation, to sell or withhold such number of unrestricted shares of Common Stock distributable to the Grantee as will provide assets for payment of any minimum withholding taxes required to be remitted by the Company on behalf of Grantee unless, prior to such sale or withholding, Grantee shall have paid to the Company the amount of such tax.  Any balance of the proceeds of such a sale remaining after the payment of such taxes shall be paid over to Grantee.  In making any such sale, the Company shall be deemed to be acting on behalf and for the account of Grantee.

9.

Securities Laws Requirements.  The Company shall not be required to issue shares pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then listed, and (b) the Company has complied with applicable federal and state securities laws.  The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the Committee may from time to time deem appropriate, in which the Grantee represents that the Performance-Based Shares acquired by Grantee under this Award are being acquired for investment and not with a view to the sale or distribution thereof.

10.

Incorporation of Plan Provisions.  This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged.  Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.  If there is any conflict between this Agreement and the Plan, the Plan controls.

11.Miscellaneous.  This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Texas, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee.  No contract or right of employment shall be implied by this Agreement, nor shall this Agreement interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause.  The terms and provisions of this Agreement shall constitute an instruction by the Grantee with respect to any uncertificated Performance-Based Shares.

This Award along with all other Awards received by the Grantee (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt or exercise of any Award) shall be subject to the provisions of the Company’s claw-back policy as set forth in Section 10 of the Company’s Code of Business Conduct and Ethics (as amended from time to time) including any amendments of such claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

12.	Certain Additional Information. This Section 12 sets forth certain information referred to in Section 3 of this Agreement.

Earnings Per Share As Adjusted Vesting Schedule FY 2019
EPS As Adjusted 3/4/18 – 3/2/19	Vesting Percentage of Target Performance-Based Shares Earned
≥ Target	1/3 X 100% = 33% of total Target Performance-Based Shares

Earnings Per Share As Adjusted Vesting Schedule FY 2020
EPS As Adjusted 3/3/19 – 2/29/20	Vesting Percentage of Target Performance-Based Shares Earned*
≥ Threshold but < Target	1/3 X 75% = 25% of total Target Performance-Based Shares
≥ Target < Maximum	1/3 X 100% = 33% of total Target Performance-Based Shares
≥ Maximum	1/3 X 250% = 83% of total Target Performance-Based Shares

Earnings Per Share As Adjusted Vesting Schedule FY 2021
EPS As Adjusted 3/1/20 – 2/27/21	Vesting Percentage of Target Performance-Based Shares Earned*
≥ Threshold but < Target	1/3 X 75% = 25% of total Target Performance-Based Shares
≥ Target but < Maximum	1/3 X 100% = 34% of total Target Performance-Based Shares
≥ Maximum	1/3 X 250% = 83% of total Target Performance-Based Shares

*Vesting of shares between the threshold and maximum EPS as adjusted targets in fiscal year 2020 and fiscal year 2021 shall be interpolated.

EXECUTION PAGE OF RESTRICTED STOCK AWARD AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	GRANTEE:
Pier 1 Imports, Inc.

By:________________________________	___________________________________
Alasdair B. James
President and CEO
Address:____________________________
____________________________
Email:______________________________